Exhibit 99.1

Contacts:
Investor Relations	Media Relations
Evan Black & Kristina Carbonneau	Laurie Kight
800.493.8219	214.801.6455
InvestorRelations@santanderconsumerusa.com	LKight@santanderconsumerusa.com

Santander Consumer USA Holdings Inc. Names Ismail Dawood as Chief Financial Officer

DALLAS – Dec. 7, 2015 – Santander Consumer USA Holdings Inc. (NYSE: SC) (“the Company”), a full-service, technology-driven consumer finance company focused on vehicle finance, has named Ismail “Izzy” Dawood as Chief Financial Officer of the Company effective December 16, 2015. Jennifer Davis, the Company’s Interim Chief Financial Officer since July 2015, will continue to serve as Deputy Chief Financial Officer.

Prior to joining the Company, Mr. Dawood, age 43, served as Executive Vice President and Chief Financial Officer of the Investment Services Division of The Bank of New York Mellon Corporation (“BNY Mellon”). He also served BNY Mellon as Executive Vice President and Director of Investor Relations and Financial Planning and Analysis, and as Senior Vice President and Global Head of Corporate Development and Strategy. Prior to his tenure at BNY Mellon, Mr. Dawood held various senior roles at Wachovia Corporation, including Managing Director of Structured Treasury Activities and Managing Director of Corporate Development.

“We are extremely pleased to have Izzy Dawood join the SC team, where he will make a tremendous impact,” said Jason Kulas, Chief Executive Officer. “Izzy’s broad and deep experience in financial services, investment banking, capital markets, strategic planning and leading a publicly traded company will be critically important as SC continues to focus on driving shareholder value and delivering superior service to customers.”

Mr. Dawood holds a master’s degree in business administration from the Wharton School of Business and a bachelor’s degree in finance from St. John’s University, Jamaica (Queens), New York. Mr. Dawood is a Chartered Financial Analyst, and is a member of the boards of directors of Promontory Interfinancial Network and Leadership Pittsburgh.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.5 million customers across the full credit spectrum. The Company, which began originating retail installment contracts in 1997, has a managed asset portfolio of more than $52 billion (as of September 30, 2015), and is headquartered in Dallas. (www.santanderconsumerusa.com)

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